Exhibit 99.1

Pulmatrix Announces Year-End and Fourth Quarter 2024 Financial Results and Divestment Plan for Assets

Announced merger agreement with Cullgen in November, anticipated to close in the first half of 2025

As part of proposed merger, Pulmatrix intends to divest its assets including its Phase 2-ready acute migraine candidate, PUR3100, and other development candidates based on its iSPERSE™ technology

Framingham, Mass., March 21, 2025 – Pulmatrix, Inc. (“Pulmatrix” or the “Company”) (Nasdaq: PULM), a biopharmaceutical company that has focused on the development of novel inhaled therapeutic products intended to prevent and treat migraine and respiratory diseases with important unmet medical needs using its patented iSPERSE™ technology, today announced fourth quarter and year-end financial results for 2024 and provided a corporate update.

Peter Ludlum, Interim Chief Executive Officer of Pulmatrix, commented, “Our focus in the fourth quarter has been to advance the proposed merger with Cullgen, a privately held, clinical-stage biopharmaceutical company applying its proprietary targeted protein degradation uSMITE™ platform to discover and advance therapeutics for the treatment of cancer and other diseases. If successful, the proposed merger would create a Nasdaq-listed company focusing on targeted protein degradation technology with three degrader programs in or about to initiate Phase 1 clinical trials – two for the treatment of cancer and one for the treatment of acute and chronic pain. As part of the proposed merger, Pulmatrix is in a process to divest its clinical assets, including iSPERSE™ and our Phase 2 ready acute migraine product.”

Proposed Merger with Cullgen

As previously reported, on November 13, 2024, following a review of strategic alternatives, the Company announced it had entered into an agreement and plan of merger (the “Merger Agreement” and such transaction, the “Merger”) with Cullgen Inc. (“Cullgen”). The Merger is anticipated to close in the first half of 2025, subject to the satisfaction of certain closing conditions, among others, however the exact timing of the consummation of the Merger cannot be predicted.

Additional information about the Merger Agreement was previously disclosed on a Current Report on Form 8-K filed with the SEC on November 13, 2024, and in a registration statement on Form S-4 filed with the SEC on February 14, 2025.

Pulmatrix Seeking Divestment of Clinical Assets and Proprietary iSPERSE™ Technology

PUR3100

●	PUR3100 is an orally inhaled dihydroergotamine (“DHE”) engineered with Pulmatrix’s iSPERSE dry powder inhalation technology for the treatment of acute migraine.
●	In 2023, Pulmatrix announced the Food and Drug Administration’s acceptance of an Investigational New Drug (“IND”) application for PUR3100 and receipt of a “study may proceed” letter to proceed with a Phase 2 study, positioning PUR3100 as Phase 2-ready. The IND includes a Phase 2 clinical protocol where safety and preliminary efficacy of PUR3100 will be investigated in patients with acute migraine.
●	The planned Phase 2 trial builds on the Phase 1 trial results of PUR3100, which were published in 2024 in a peer-reviewed publication, Headache: The Journal of Head and Face Pain.
●	The study showed that PUR3100 achieved peak exposures in the targeted therapeutic range and time to maximum concentration occurred at five minutes after dosing at all dosing levels. The PUR3100 dose groups also showed a lower incidence of nausea and no vomiting compared to observations of nausea and vomiting in the intravenously (“IV”) administered DHE dose group.

PUR1800

●	PUR1800 is a Narrow Spectrum Kinase Inhibitor (“NSKI”), engineered with our iSPERSE™ technology, for the treatment of acute exacerbations in chronic obstructive pulmonary disease (“AECOPD”). In 2023, Pulmatrix presented complete results from a Phase 1b study of PUR1800 for AECOPD, indicating PUR1800 was safe and well tolerated with no observed safety signals. The topline data, along with the results from chronic toxicology studies, support the continued development of PUR1800 for the treatment of AECOPD and other inflammatory respiratory diseases.

PUR1900

●	PUR1900 is the Company’s inhaled iSPERSE™ formulation of the antifungal drug itraconazole for indications where an orally inhaled antifungal may provide a therapeutic benefit or fulfill an unmet medical need. Per an updated agreement with its partner Cipla, Pulmatrix has stopped patient enrollment for the Phase 2b study of PUR1900 while Cipla has continued their Phae 2 trial outside the United States. The decision to stop the study was unrelated to any safety concerns. The Phase 2b study had been ongoing since the first quarter of 2023. The Company completed all Phase 2b wind down activities within the third quarter of 2024 as planned.
●	With the study wind down complete, Pulmatrix bears no further financial responsibility for the development of PUR1900 and will receive 2% royalties on any potential future net sales by Cipla outside the United States. Within the United States, Pulmatrix and Cipla will seek to monetize PUR1900.

iSPERSE™ Technology

●	iSPERSE™ particles are engineered with a small, dense and dispersible profile to exceed the performance of traditional dry powder particles as the iSPERSE™ particles have the dispersibility advantages of porous engineered particles. Pulmatrix believes this results in superior drug delivery compared to traditional oral and injectable forms of treatment for certain diseases.
●	As of December 31, 2024, Pulmatrix’s patent portfolio related to iSPERSE™ included approximately 149 granted patents, 19 of which are granted U.S. patents, with expiration dates from 2024 to 2037, and approximately 50 additional pending patent applications in the U.S. and other jurisdictions.

Fourth Quarter and Year-End 2024 Financial Results

Revenues increased approximately $0.5 million to $7.8 million for the year ended December 31, 2024, compared to $7.3 million for the year ended December 31, 2023. The increase is primarily related to a contract modification of the Cipla Agreement which resulted in a cumulative catch-up adjustment recorded during the year ended December 31, 2024.

Research and development expenses decreased approximately $8.4 million to $7.2 million for the year ended December 31, 2024, compared to $15.5 million for the year ended December 31, 2023. The decrease was primarily due to winding down the PUR1900 Phase 2b clinical trial, disposal of the Company’s lab and facilities lease and employee terminations.

General and administrative expenses increased approximately $1.3 million to $7.8 million for the year ended December 31, 2024, compared to $6.5 million for the year ended December 31, 2023. The increase was primarily due to incurred legal and professional services costs and one-time employee separation costs, partially offset by decreased rent and other operating costs.

The Company recognized a $2.6 million loss on its transactions with MannKind Corporation, which closed during the third quarter of 2024, representing the write-down for the fair value of assets transferred to MannKind Corporation.

The Company’s total cash and cash equivalents balance as of December 31, 2024, was $9.5 million. The Company anticipates that its cash position, based on operational efficiencies and prioritization of spending, is sufficient to fund its operations at least through the anticipated closing of the Merger with Cullgen.

PULMATRIX, INC.

Consolidated Balance Sheets

(in thousands, except share and per share data)

	December 31, 2024	December 31, 2023

Assets
Current assets:
Cash and cash equivalents	$9,521	$19,173
Accounts receivable	-	928
Prepaid expenses and other current assets	399	742
Total current assets	9,920	20,843
Property and equipment, net	-	1,158
Operating lease right-of-use asset	-	10,309
Long-term restricted cash	10	1,472
Other long-term assets	13	176
Total assets	$9,943	$33,958
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$809	$1,915
Accrued expenses and other current liabilities	120	947
Operating lease liability	-	429
Deferred revenue	-	618
Total current liabilities	929	3,909
Warrant liability	67	-
Deferred revenue, net of current portion	-	3,727
Operating lease liability, net of current portion	-	8,327
Total liabilities	996	15,963
Stockholders’ equity:
Preferred stock, $0.0001 par value — 500,000 shares authorized; 6,746 shares designated Series A convertible preferred stock; no shares issued and outstanding at December 31, 2024 and December 31, 2023	-	-
Common stock, $0.0001 par value — 200,000,000 shares authorized; 3,652,285 shares issued and outstanding at December 31, 2024 and December 31, 2023	-	-
Additional paid-in capital	306,103	305,592
Accumulated deficit	(297,156)	(287,597)
Total stockholders’ equity	8,947	17,995
Total liabilities and stockholders’ equity	$9,943	$33,958

PULMATRIX, INC.

Consolidated Statements of Operations

(in thousands, except share and per share data)

	Year Ended December 31,
	2024	2023
Revenues	$7,806	$7,298

Operating expenses:
Research and development	7,166	15,518
General and administrative	7,785	6,520
Loss on MannKind Transaction	2,618	-
Total operating expenses	17,569	22,038
Loss from operations	(9,763)	(14,740)
Other income (expense):
Interest income	467	867
Fair value adjustment of warrants	(67)	-
Other expense, net	(196)	(248)
Total other income, net	204	619
Net loss	$(9,559)	$(14,121)
Net loss per share attributable to common stockholders – basic and diluted	$(2.62)	$(3.87)
Weighted average common shares outstanding – basic and diluted	3,652,285	3,651,911

About Pulmatrix, Inc.

Pulmatrix is a biopharmaceutical company that has focused on the development of novel inhaled therapeutic products intended to prevent and treat migraine and respiratory diseases with important unmet medical needs using its patented iSPERSE™ technology. The Company’s proprietary product pipeline includes treatments for central nervous system (“CNS”) disorders such as acute migraine and serious lung diseases such as Chronic Obstructive Pulmonary Disease (“COPD”) and allergic bronchopulmonary aspergillosis (“ABPA”). Pulmatrix’s product candidates are based on its proprietary engineered dry powder delivery platform, iSPERSE™, which seeks to improve therapeutic delivery to the lungs by optimizing pharmacokinetics and reducing systemic side effects to improve patient outcomes.

About iSPERSE™ Technology

Pulmatrix’s innovative particle engineering technology creates dry powder, which solves limitations of conventional inhaled technologies and expands the universe of inhalable drug therapies. iSPERSE™ is a proprietary technology that allows a broad range of drugs to be formulated as small, dense, and dispersible particles for highly efficient drug delivery and deep penetration into the lungs. iSPERSE™ can efficiently deliver small molecules, drug combinations, peptides, proteins, and nucleic acids via the respiratory system for the treatment of both respiratory and non-respiratory diseases.

For more on the Company’s inhaled product candidates please visit:

https://www.pulmatrix.com/pipeline.html.

Forward-Looking Statements

Certain statements in this press release that are forward-looking and not statements of historical fact are forward-looking statements within the meaning of the federal securities laws. Such forward-looking statements include, but are not limited to, statements of historical fact and may be identified by words such as “anticipates,” “assumes,” “believes,” “can,” “could,” “estimates,” “expects,” “forecasts,” “guides,” “intends,” “is confident that”, “may,” “plans,” “seeks,” “projects,” “targets,” and “would,” and their opposites and similar expressions are intended to identify forward-looking statements. Such forward-looking statements are based on the beliefs of management as well as assumptions made by and information currently available to management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including, but not limited to, the consummation of the proposed Merger with Cullgen and satisfaction of closing conditions thereunder, among others, the Company’s ability to maintain compliance with the listing standards of the Nasdaq Capital Market, the Company’s ability to conduct its business and raise capital in the future when needed; delays in planned clinical trials; the ability to establish that potential products are efficacious or safe in preclinical or clinical trials; the ability to establish or maintain collaborations on the development of therapeutic candidates; the ability to obtain appropriate or necessary governmental approvals to market potential products; the ability to obtain future funding for developmental products and working capital and to obtain such funding on commercially reasonable terms; the Company’s ability to manufacture product candidates on a commercial scale or in collaborations with third parties; changes in the size and nature of competitors; the ability to retain key executives and scientists; the ability to secure and enforce legal rights related to the Company’s products, including patent protection. A discussion of these and other factors, including risks and uncertainties with respect to the Company, including the proposed Merger with Cullgen, is set forth in the Company’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K, as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. The Company disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Investor Contact:

Chuck Padala

Managing Director

LifeSci Advisors

646-627-8390
chuck@lifesciadvisors.com